Exhibit 23.2

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2025, with respect to the consolidated financial statements of Cullinan Therapeutics, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Boston, Massachusetts
February 27, 2025